Exhibit 99

Investor Contact:                                            Media Contact:
Emma Jo Kauffman                                             Andrea Ewin Turner
(615) 855-5525                                               (615) 855-5209



DOLLAR GENERAL CORPORATION NAMES DONALD S. SHAFFER ACTING CEO

GOODLETTSVILLE, Tenn. (November 11, 2002)--The Board of Directors of Dollar General Corporation (NYSE: DG), at its regularly scheduled meeting today, named Donald S. Shaffer as acting CEO of the Company, effective November 12, 2002. Shaffer will also continue as President and Chief Operating Officer. Cal Turner will serve as Chairman of the Board of Directors. In making the announcement, Turner said, "Don Shaffer has played a major role in the Company's success. Naming him to this position is a natural decision for us to make." Turner added, "The appointment allows the Company to adhere to the provisions of the Sarbanes-Oxley Act of 2002 which require certification of certain SEC filings by the principle executive officer of a company. Under the existing Dollar General structure, the financial reporting and control functions have reported to Don, so it is appropriate that he certify under Sarbanes."

Donald S. Shaffer joined Dollar General in 2001 as President and Chief Operating Officer. Shaffer, 59, a 30-year veteran of Sears Roebuck and former CEO of Sears Canada also served as chief executive of Heilig-Meyers and Western Auto.

In response to the announcement, Shaffer stated, "I am honored to serve as acting CEO of this Company. Dollar General has a rich retail tradition of serving the low and middle-income customer. I look forward to helping carry that forward."

The Company also announced that the screening for a long-term CEO would continue by the selection committee of the Board with Shaffer being on the list of qualified candidates. No timetable has been put on this decision.

The review of potential CEO candidates is being managed by Korn/Ferry International. The search began in September 2002 when Cal Turner, Dollar General CEO since 1977, announced plans to name a long-term successor. Turner, 62, has been the Company's Chairman since 1989 and has worked for Dollar General since 1965. The Company was founded by his grandfather, J. L. Turner, and father, Cal Turner, Sr. in 1939.

Turner has led Dollar General's expansion as one of the country's fastest growing retailers. In 1977, when Turner became CEO, there were approximately 400 stores with annual sales of $130 million. Today, Dollar General operates over 6,000 stores. Annual sales for the year ended February 1, 2002 were in excess of $5.3 billion. The Company's web site can be reached at www.dollargeneral.com.

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